                                                    EXHIBIT 12


                               VENATOR GROUP, INC.
                               -------------------

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                   (Unaudited)
                              (dollars in millions)


                          26-weeks ended            Fiscal Years Ended
                          -------------- ---------------------------------------
                          Aug 1, Jul 26, Jan 31, Jan 25, Jan 27, Jan 28, Jan 29,
                           1998   1997    1998    1997    1996     1995    1994
                          -----  -----   -----   -----   -----    -----    -----

NET EARNINGS
Net income (loss) from
  continuing operations..$ (18)     43    213     193    (98)      38     (226)

Income tax expense
  (benefit)............... (10)     27    125     127    (35)      42     (118)

Interest expense,
 excluding capitalized
   interest...............  30      25     48      63    108       93       71

Portion of rents deemed
 representative of the
   interest factor (1/3).. 102     106     204    211    207      194      192
                         -----   -----   -----  -----  -----    -----    -----

                         $ 104     201     590    594    182      367      (81)
                         =====   =====   =====  =====  =====    =====    =====



FIXED CHARGES
Gross interest expense...$ 32       25      48     63    108       93       71

Portion of rents deemed
 representative  of the
  interest factor (1/3).. 102      106     204    211    207      194      192
                        -----    -----   -----  -----  -----    -----    -----
                        $ 134      131     252    274    315      287      263
                        =====    =====   =====  =====  =====    =====    =====

RATIO OF EARNINGS TO
 FIXED CHARGES            0.8      1.5     2.3    2.2    0.6      1.3       --
                        =====    =====   =====  =====  =====    =====    =====





Earnings were not adequate to cover fixed charges by $30 million for the twenty-six weeks ended August 1, 1998 and by $133 million and $344 million for the fiscal years ended January 27, 1996 and January 29, 1994, respectively.